As filed with the Securities and Exchange Commission on October 2, 2020

Registration No. 333-198721

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5997364
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

203 North LaSalle Street, Suite 1800

Chicago, Illinois 60601

(312) 642-3700

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Mike Perez

Chief Executive Officer, Americas

520 Lake Cook Road Site 680

Deerfield, IL 60015

+44 208 770 7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter Martelli

Lauren M. Colasacco

Francisco J. Morales Barron

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

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		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) withdraws and removes from registration all securities remaining unissued under the Registration Statement on Form S-3 (No. 333-198721) (the “Registration Statement”) of InnerWorkings, Inc., a Delaware corporation (the “Company” or “Registrant”), filed by the Company with the Securities and Exchange Commission on September 9, 2014.

The Company, HH Global Group Limited, a company registered in England and Wales (“Parent”), HH Global Finance Limited, a company registered in England and Wales and Project Idaho Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of July 15, 2020 (the “Merger Agreement”). Pursuant to the Merger Agreement, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), in accordance with Section 251 of the Delaware General Corporation Law, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger became effective on October 1, 2020.

As a result of the Merger, further offerings pursuant to the Registration Statement have been terminated. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration the securities registered but unsold under the Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 2nd day of October, 2020. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

INNERWORKINGS, INC.

By:	/s/ Michael Perez
Name:	Michael Perez
Title:	Chief Executive Officer and President